UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Sonic Automotive, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

5401 East Independence Boulevard

Charlotte, North Carolina 28212

March 19, 2003

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders to be held at 10:00 a.m. on Tuesday, April 22, 2003, at the Speedway Club, located at the Lowe’s Motor Speedway, Smith Tower, 600 Room, U.S. Highway 29 North, Concord, North Carolina. We look forward to greeting personally those stockholders who are able to attend.

The accompanying formal Notice of Meeting and Proxy Statement describe the matters on which action will be taken at the meeting.

Whether or not you plan to attend the meeting on April 22, 2003, it is important that your shares be represented. To ensure that your vote will be received and counted, please sign, date and mail the enclosed proxy at your earliest convenience. Your vote is important regardless of the number of shares you own.

On behalf of the Board of Directors

Sincerely,

O. BRUTON SMITH

Chairman and Chief Executive Officer

VOTING YOUR PROXY IS IMPORTANT

PLEASE SIGN AND DATE YOUR PROXY

AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE

SONIC AUTOMOTIVE, INC.

NOTICE OF MEETING

Charlotte, NC

March 19, 2003

The Annual Meeting of Stockholders of Sonic Automotive, Inc. (“Sonic”) will be held at the Speedway Club, located at the Lowe’s Motor Speedway, Smith Tower, 600 Room, U.S. Highway 29 North, Concord, North Carolina on Tuesday, April 22, 2003, at 10:00 a.m. (the “Annual Meeting”), for the following purposes as described in the accompanying Proxy Statement.

1.	To elect four directors;

2.	To consider and vote upon an amendment to the Sonic Automotive, Inc. 1997 Stock Option Plan (the “Stock Option Plan”) to increase the number of shares of Class A Common Stock that may be issued pursuant to the Stock Option Plan from 8,000,000 to 9,000,000;

3.	To ratify the appointment of Deloitte & Touche LLP as Sonic’s independent public accountants for the year ending December 31, 2003; and

4.	To transact such other business as may properly come before the meeting.

Only holders of record of Sonic’s Class A Common Stock and Class B Common Stock (collectively, the “Voting Stock”) at the close of business on February 28, 2003 will be entitled to notice of, and to vote at, the Annual Meeting.

Whether or not you plan to attend the Annual Meeting, you are urged to complete, sign, date and return the enclosed proxy promptly in the envelope provided. Returning your proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

STEPHEN K. COSS

Vice President, General Counsel and Secretary

Important Note: To vote shares of Voting Stock at the Annual Meeting (other than in person at the meeting), a stockholder must return a proxy. The return envelope enclosed with the proxy card requires no postage if mailed in the United States of America.

SONIC AUTOMOTIVE, INC.

PROXY STATEMENT

March 19, 2003

GENERAL

Introduction

The Annual Meeting of Stockholders of Sonic Automotive, Inc. (“Sonic”) will be held on April 22, 2003 at 10:00 a.m., at the Speedway Club, located at the Lowe’s Motor Speedway, Smith Tower, 600 Room, U.S. Highway 29 North, Concord, North Carolina (the “Annual Meeting”), for the purposes set forth in the accompanying notice. Only holders of record of Sonic’s Class A Common Stock, par value $.01 per share (the “Class A Common Stock”) and Class B Common Stock, par value $.0l per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock” or “Voting Stock”) at the close of business on February 28, 2003 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting. This Proxy Statement is being furnished to stockholders in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting, and at any and all adjournments thereof, and is first being sent to stockholders on or about March 24, 2003.

Proxies in the accompanying form, properly executed and duly returned and not revoked, will be voted at the meeting, including adjournments. Where a specification is made by means of the ballot provided in the proxies regarding any matter presented at the Annual Meeting, such proxies will be voted in accordance with the specification. If no specification is made, proxies will be voted (i) in favor of electing Sonic’s four nominees to the Board of Directors; (ii) in favor of the amendment (the “Stock Option Plan Amendment”) to the Sonic Automotive, Inc. 1997 Stock Option Plan (the “Stock Option Plan”); (iii) in favor of the proposal to ratify the appointment of Deloitte & Touche LLP as the independent accountants of Sonic and its subsidiaries for the year ending December 31, 2003; and (vi) in the discretion of the proxy holders on any other business as may properly come before the meeting. The Board of Directors currently knows of no other business that will be presented for consideration at the Annual Meeting.

Sonic’s principal executive offices are located at 5401 East Independence Boulevard, Charlotte, North Carolina 28212. However, proxies should not be sent to that address, but to Wachovia Bank, National Association, 1525 West W.T. Harris Boulevard, Mail Code 3C3, Charlotte, North Carolina 28288.

Ownership of Voting Stock

The following table sets forth certain information regarding the beneficial ownership of Sonic’s Voting Stock as of February 28, 2003, by (i) each stockholder known by Sonic to own beneficially more than five percent of a class of the outstanding Voting Stock, (ii) each director and nominee to the Board of Directors of Sonic, (iii) each executive officer of Sonic named on the “Summary Compensation Table” appearing elsewhere in this Proxy Statement and (iv) all directors and executive officers of Sonic as a group. Holders of Class A Common Stock are entitled to one vote per share on all matters submitted to a vote of our stockholders. Holders of Class B Common Stock are entitled to ten votes per share on all matters submitted to a vote of our stockholders, provided, however that the Class B Common Stock is entitled to only one vote per share with respect to significant business combination, asset sale or change in control transactions as to which any holder of Class B Common Stock or any affiliate thereof has a material financial interest other than as a then existing stockholder of Sonic. Except as otherwise indicated below, each of the persons named in the table has sole voting and investment power with respect to the securities beneficially owned by them as set forth opposite their name, subject to community property laws where applicable.

Beneficial Owner	Number of Shares of Class A Common Stock (1)	Percentage of Outstanding Class A Common Stock	Number of Shares of Class B Common Stock		Percentage of Outstanding Class B Common Stock	Percentage of Total Voting Power (2)
O. Bruton Smith(3)	655,400	2.2%	11,052,500	(4)	91.9%	74.3%
Sonic Financial Corporation(3)	—	—	8,881,250	(4)	73.8%	59.6%
B. Scott Smith(3)	541,098	1.8%	976,402		8.1%	6.9%
Theodore M. Wright	360,751	1.2%	—		—	*
Jeffrey C. Rachor	215,935	*	—		—	*
Mark J. Iuppenlatz	101,200	*	—		—	*
William R. Brooks	55,000	*	—		—	*
William P. Benton	22,500	*	—		—	*
William I. Belk	39,000	*	—		—	*
H. Robert Heller	61,587	*	—		—	*
Maryann N. Keller	10,000	—	—		—	*
Robert L. Rewey	10,000	—	—		—	*
Thomas P. Capo	10,000	—	—		—	*
All directors and executive officers as a group (12 persons)	2,082,471	6.8%	12,028,902		99.9%	81.1%
AXA Financial, Inc. (and related persons)(5)	1,592,750	5.5%	—		—	1.1%
Barclays Global Investors, NA. (and related persons)(6)	1,533,295	5.3%	—		—	1.0%
Wasatch Advisors, Inc.(7)	4,275,398	14.9%	—		—	2.9%

* Less than one percent.

(1)	Includes those shares of Class A Common Stock shown below as to which the following persons currently have a right, or will have the right within 60 days after March 15, 2003, to acquire beneficial ownership through the exercise of stock options: (i) Messrs. O. Bruton Smith, 650,000 shares; Scott Smith, 519,750 shares; Wright, 311,676 shares; Rachor, 173,633 shares; Iuppenlatz, 90,300 shares; Brooks, 55,000 shares; Benton, 20,000 shares; Belk, 20,000 shares; Heller, 35,587 shares; Rewey, 10,000; and Capo, 10,000; and Ms. Keller, 10,000; and (ii) all directors and executive officers as a group, 1,905,946 shares.

(2)	Assumes the holders of Class B Common Stock are entitled to cast ten votes per share. The holders of Class B Common Stock will be entitled to cast ten votes per share on all matters expected to be considered at the Annual Meeting.

(3)	The address for O. Bruton Smith, B. Scott Smith and Sonic Financial Corporation (“SFC”) is 5401 East Independence Boulevard, Charlotte, NC 28212.

(4)	The amount of Class B Common Stock shown for O. Bruton Smith consists of 2,171,250 shares owned directly by Mr. Smith and 8,881,250 shares owned directly by SFC. Mr. Smith owns the substantial majority of SFC’s outstanding capital stock and, accordingly, is deemed to have sole voting and investment power with respect to the Class B Common Stock held by SFC.

(5)	The address of such entity is 1290 Avenue of the Americas, New York, New York 10104. The Schedule 13G filed by AXA Financial, Inc. (and related persons) on or about February 12, 2003 indicates that AXA Financial, Inc. has sole voting power as to 1,494,600 of the shares shown, shared voting power as to 9,550 of the shares shown and sole dispositive power as to all of the 1,592,750 shares shown. That filing further indicates that Alliance Capital Management L.P., as investment advisor to various discretionary investment advisory accounts and a subsidiary of AXA Financial, Inc., is the beneficial owner of all of the 1,592,750 shares.

(6)	The address of such entity is 45 Fremont Street, San Francisco, California 94105. The Schedule 13G filed by Barclays Global Investors, NA. (and related persons) on or about February 12, 2003 indicates that Barclays Global Investors, NA. has sole voting and sole dispositive power as to 1,514,617 of the shares shown and that Barclays Global Fund Advisors has sole voting and sole dispositive power as to 18,678 of the shares shown.

(7)	The address of such entity is 150 Social Hall Avenue, Salt Lake City, Utah 84111. The Schedule 13G/A filed by Wasatch Advisors, Inc. on or about February 14, 2003 indicates that this entity has sole voting power and sole dispositive power over all of the 4,275,398 shares shown.

Number of Shares Outstanding and Voting

Sonic currently has authorized under its Amended and Restated Certificate of Incorporation (the “Charter”) 100,000,000 shares of Class A Common Stock, of which 28,747,547 shares were outstanding as of February 28, 2003 and are entitled to be voted at the Annual Meeting, and 30,000,000 shares of Class B Common Stock, of which 12,029,375 shares were issued and outstanding as of February 28, 2003 and are entitled to be voted at the Annual Meeting. At the meeting, holders of Class A Common Stock will have one vote per share, and holders of Class B Common Stock will have ten votes per share. All outstanding shares of Voting Stock are entitled to vote on all proposals submitted to a vote at the Annual Meeting. The presence, in person or by proxy, of a majority of the shares entitled to vote at the Annual Meeting will be required to establish a quorum. Directors will be elected by a plurality of the votes cast and the actions proposed in the remaining items referred to in the accompanying Notice of Meeting will become effective if a majority of the votes cast by shares entitled to vote on the subject matter is cast in favor thereof. Broker non-votes will not be counted in determining the number of shares voted for or against any director-nominee or for or against any proposal.

A holder of Voting Stock who signs a proxy card may withhold votes as to any director-nominee by writing the name of the nominee in the space provided on the proxy card.

Revocation of Proxy

Stockholders who execute proxies may revoke them at any time before they are exercised by delivering a written notice to Stephen K. Coss, the Secretary of Sonic, either at the Annual Meeting or prior to the meeting date at Sonic’s offices at 5401 East Independence Boulevard, Charlotte, North Carolina 28212, by executing and delivering a later-dated proxy, or by attending the meeting and voting in person.

Expenses of Solicitation

Sonic will pay the cost of solicitation of proxies, including the cost of assembling and mailing this Proxy Statement and the enclosed materials. In addition to the use of the mails, proxies may be solicited personally, or by telephone or telegraph, by corporate officers and employees of Sonic without additional compensation. Sonic intends to request brokers and banks holding stock in their names or in the names of nominees to solicit proxies from their customers who own our stock, where applicable, and will reimburse them for their reasonable expenses of mailing proxy materials to their customers.

2004 Stockholder Proposals

The deadline for submission of stockholder proposals to be considered for inclusion in the proxy materials relating to the 2004 annual stockholders meeting is November 25, 2003. Any such proposal received after this date will be considered untimely and may be excluded from the proxy materials.

The deadline for submission of stockholder proposals to be presented at the 2004 annual stockholders meeting, but for which we may not be required to include in the proxy materials relating to such meeting, is February 22, 2004. Any such proposal received after this date will be considered untimely and the persons named in the proxy for such meeting may exercise their discretionary voting power with respect to such proposal.

Proposals should be addressed to the attention of the Secretary of Sonic at the address set forth on the cover of this Proxy Statement.

ELECTION OF DIRECTORS

Nominees for Election as Directors of Sonic

Directors of Sonic are elected at the annual meetings of stockholders to serve staggered terms of three years and until their successors are elected and qualified. The Board of Directors of Sonic currently consists of eleven directors, four of whom must be elected at the Annual Meeting.

Sonic’s Board of Directors is divided into three classes, each of which serves for a three year term, with one class being elected at our annual stockholders meeting each year. Messrs. O. Bruton Smith, Rachor, Brooks and Capo belong to the class of directors whose term expires at the Annual Meeting. Messrs. Scott Smith, Benton and Belk and Ms. Keller belong to the class whose term expires in 2004. Messrs. Wright, Heller and Rewey belong to the class of directors whose term expires in 2005.

At the Annual Meeting, we intend to vote the proxies in the accompanying form for the election to the Board of Directors of the following nominees, each of whom has consented to serve if elected: O. Bruton Smith, Jeffrey C. Rachor, William R. Brooks and Thomas P. Capo, each to serve a three year term until the 2006 annual meeting of stockholders and until his successor is elected and qualified, except as otherwise provided in our Charter and bylaws, as amended (the “Bylaws”). All of the nominees are presently directors of Sonic. If for any reason any nominee named above is not a candidate when the election occurs, we intend to vote proxies in the accompanying form for the election of the other nominees named above and may vote them for any substitute nominee or, in lieu thereof, our Board of Directors may reduce the number of directors in accordance with our Charter and Bylaws.

Directors

The name, age, present principal occupation or employment and the material occupations, positions, offices or employments for the past five years of each director and nominee for re-election as a director are set forth below.

O. Bruton Smith, 76, is the Chairman, Chief Executive Officer and a director of Sonic and has served as such since Sonic’s organization in January 1997, and he currently is a director and executive officer of many of Sonic’s subsidiaries. Mr. Smith has worked in the retail automobile industry since 1966. Mr. Smith is also the Chairman and Chief Executive Officer, a director and controlling stockholder of Speedway Motorsports, Inc. (“SMI”). SMI is a public company traded on the New York Stock Exchange (the “NYSE”). Among other things, it owns and operates the following NASCAR racetracks: Atlanta Motor Speedway, Bristol Motor Speedway, Lowe’s Motor Speedway, Las Vegas Motor Speedway, Infineon Raceway and Texas Motor Speedway. He is also an executive officer and a director of each of SMI’s operating subsidiaries. Mr. Smith is standing for election as a director of Sonic at the Annual Meeting.

B. Scott Smith, 35, is the Vice Chairman and Chief Strategic Officer of Sonic. Prior to his appointment as Vice Chairman and Chief Strategic Officer in October 2002, Mr. Smith was the President and Chief Operating Officer of Sonic since April 1997. Mr. Smith has been a Sonic director since its organization in January 1997. Mr. Smith also serves as a director and executive officer of many of Sonic’s subsidiaries. Mr. Smith, who is the son of Bruton Smith, has been an executive officer of Town & Country Ford since 1993, and was a minority owner of both Town & Country Ford and Fort Mill Ford before Sonic’s acquisition of those dealerships in 1997. Mr. Smith became the General Manager of Town & Country Ford in November 1992 where he remained until his appointment as President and Chief Operating Officer of Sonic in April 1997. Mr. Smith has over 16 years experience in the retail automobile industry. Mr. Smith’s term as a director of Sonic will expire at the 2004 annual stockholders meeting.

Theodore M. Wright, 40, is the President and Chief Financial Officer of Sonic. He was appointed as President in October 2002 and has been the Chief Financial Officer of Sonic since April 1997. Mr. Wright has been a Sonic director since June 1997. He was the Vice President and Treasurer of Sonic since April 1997. He served as Sonic’s Secretary until February 2000. Mr. Wright also serves as a director and executive officer of many of Sonic’s subsidiaries. Before joining Sonic, Mr. Wright was a Senior Manager and in charge of the Columbia, South Carolina office of Deloitte & Touche LLP. Before joining the Columbia office, Mr. Wright was a Senior Manager in Deloitte & Touche LLP’s National Office of Accounting Research and SEC Services Departments from 1994 to 1995. Mr. Wright’s term as a director of Sonic will expire at the 2005 annual stockholders meeting.

Jeffrey C. Rachor, 41, is the Executive Vice President and Chief Operating Officer of Sonic. Prior to being appointed as Executive Vice President and Chief Operating Officer in October 2002, Mr. Rachor was Sonic’s Executive Vice President of Retail Operations. In May 1999, Mr. Rachor was appointed a director of Sonic and promoted to executive officer status. He originally joined Sonic as its Regional Vice President—Mid-South Region upon Sonic’s 1997 acquisition of dealerships in Chattanooga, Tennessee and was subsequently promoted to Vice President of Retail Operations in September 1998 and again promoted to Executive Vice President – Retail Operations in October 1999. Mr. Rachor has over 17 years of experience in automobile retailing and was the Chief Operating Officer of the Chattanooga dealerships from 1989 until their acquisition by Sonic in 1997. During this period, Mr. Rachor also served at various times as the general manager of Toyota, Saturn and Chrysler-Plymouth-Jeep-Eagle dealerships. Before then, Mr. Rachor was an assistant regional manager with America Suzuki Motor Corporation from 1987 to 1989 and held a variety of sales and marketing positions with GM’s Buick Motor Division from 1983 to 1987. Mr. Rachor is standing for election as a director of Sonic at the Annual Meeting.

William R. Brooks, 53, has been a director of Sonic since its organization in January 1997. Mr. Brooks also served as Sonic’s initial Treasurer, Vice President and Secretary from January 1997 to April 1997 when Mr. Wright was appointed to those positions. Since December 1994, Mr. Brooks has been the Vice President, Treasurer, Chief Financial Officer and a director of SMI. Mr. Brooks also serves as an executive officer and a director for various operating subsidiaries of SMI. Before the formation of SMI in December 1994, Mr. Brooks was the Vice President of Lowe’s Motor Speedway (formerly the Charlotte Motor Speedway) and a Vice President and director of Atlanta Motor Speedway. Mr. Brooks joined SFC, an entity controlled by Bruton Smith, from Price Waterhouse in 1983. At SFC, he was promoted from manager to controller in 1985 and again to Chief Financial Officer in 1989. Mr. Brooks is standing for election as a director of Sonic at the Annual Meeting.

William P. Benton, 78, became a director of Sonic in December 1997. Mr. Benton retired from Ford Motor Company as its Vice President of Marketing worldwide after a 37-year career with that company. During this time, Mr. Benton held the following major positions: Vice President and General Manager of Lincoln-Mercury Division, Vice President and General Manager of Ford Division, Group Vice President of Ford of Europe and a member of Ford Motor Company’s Product Planning Committee, which is responsible for all of Ford Motor Company’s products worldwide. Most recently, Mr. Benton was Vice Chairman of Wells Rich Greene in New York and executive director of Ogilvy & Mather Worldwide in New York. Mr. Benton has been a director of SMI since February 1995 and a director of Allied Holdings, Inc. since February 1998. Mr. Benton’ s term as a director of Sonic will expire at the 2004 annual stockholders meeting.

William I. Belk, 53, became a director of Sonic in March 1998. Mr. Belk is currently Vice President and a director for Monroe Hardware Company, a director for Piedmont Ventures, Inc., and Treasurer and a director for Old Well Water, Inc. Mr. Belk previously held the position of Chairman and director for certain Belk stores, a retail department store chain. Mr. Belk’s term as a director of Sonic will expire at the 2004 annual stockholders meeting.

H. Robert Heller, 63, was appointed a director of Sonic in January 2000. Mr. Heller served as a director of FirstAmerica Automotive, Inc. from January 1999 until its acquisition by Sonic in December 1999. Mr. Heller was a director and Executive Vice President of Fair, Isaac and Company from 1994 until 2001, where he was responsible for strategic relationships and marketing. From 1991 to 1993, Mr. Heller was President and Chief Executive Officer of Visa U.S.A. Mr. Heller is a former Governor of the Federal Reserve System, and has had an extensive career in banking, international finance, government service and education. Mr. Heller’s term as a director of Sonic will expire at the 2005 annual stockholders meeting.

Maryann N. Keller, 59, was appointed as a director of Sonic in August 2001. Ms. Keller currently serves as the principal of Maryann Keller and Associates, a firm providing consulting services to automotive clients. From July 1999 to November 2000, Ms. Keller served as the President of the Automotive Services unit of Priceline.com. She joined Priceline.com from Furman Selz, where she served as a managing director of the firm from 1986 to 1999. Prior to joining Furman Selz, Ms. Keller was portfolio manager with Vilas-Fischer Associates from 1983 to 1986, and served as automotive industry analyst with Kidder Peabody & Co. Inc. and Paine Webber from 1972 to 1983. Ms. Keller also served as Chairman of the Society of Automotive Analysts from 1994 to 1999. She is currently a director of Dollar Thrifty Automotive Group, Inc., a publicly traded rental car company (“Dollar Thrifty”), where she also serves as a member of the Audit Committee and Finance Committee. Ms. Keller’s term as a director of Sonic will expire at the 2004 annual stockholders meeting.

Robert L. Rewey, 64, was appointed as a director of Sonic in December 2001. Mr. Rewey served as the Group Vice President for North American Operations & Global Consumer Services of Ford Motor Company from January 2000 until his retirement in April 2001 after a 38-year career with Ford. From January 1998 to December 1999, Mr. Rewey held the position of Group Vice President for Global Sales, Marketing & Service of Ford Motor Company, where he was responsible for Ford’s Worldwide sales and marketing initiatives. From March 1985 to December 1997, Mr. Rewey served as President of the Ford Division, and from January 1984 to March 1985, he served as President of the Lincoln-Mercury Division. During his tenure with Ford Motor Company, he also served on the Advisory Boards of Mazda Motors and Volvo Cars. Mr. Rewey currently serves as a director of SMI and of LoJack Corporation, a public company traded on the Nasdaq National Market. Mr. Rewey’s term as a director of Sonic will expire at the 2005 annual stockholders meeting.

Thomas P. Capo, 52, was appointed as a director of Sonic in December 2001. Mr. Capo was the Senior Vice President and Treasurer of DaimlerChrysler AG from April 2000 to September 2000, and served as the Senior Vice President and Treasurer of DaimlerChrysler Corporation from November 1998 to March 2000. Prior to the merger of Chrysler Corporation and Daimler Benz AG, Mr. Capo served as the Treasurer of Chrysler Corporation from November 1991 to October 1998. He was first elected as Vice President of Chrysler Corporation in May 1993. Prior to holding these positions, Mr. Capo served as Vice President and Controller of Chrysler Financial Corporation. During his tenure at DaimlerChrysler, he also served at various times as a director of DaimlerChrysler Financial Services, DaimlerChrysler Canada Ltd., DaimlerChrysler North America Holdings and DaimlerChrysler Mexico Holdings. Mr. Capo currently serves as a director of Dollar Thrifty, where he also serves as a member of the Finance Committee and the Audit Committee. Mr. Capo is standing for election as a director of Sonic at the Annual Meeting.

Committees of the Board

There are three standing committees of Sonic’s Board of Directors, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee (the “NCG Committee”). The Audit Committee currently consists of Messrs. Belk, Capo and Heller and Ms. Keller. The Compensation Committee currently consists of Messrs. Belk, Benton, Heller and Rewey. Although Mr. O. Bruton Smith served as a member of our Compensation Committee until September 1, 2002, he did not participate in the deliberations and determinations described in the Compensation Committee Report in this Proxy Statement. The NCG Committee currently consists of Messrs. Benton, Capo and Rewey and Ms. Keller. Set forth below is a summary of the principal functions of each committee.

Audit Committee. The Audit Committee recommends the appointment of Sonic’s independent accountants, reviews their fees for audit and non-audit services and the scope of the annual audit to be made, reviews the conclusions of the independent accountants and reports the findings and recommendations thereof to the Board of Directors. The Audit Committee also reviews Sonic’s system of internal control and procedures, its significant accounting policies and its financial statements and related disclosures. The Audit Committee currently consists of four directors who are not officers of Sonic or of a subsidiary, and each of whom are “independent” as defined in accordance with applicable rules of the NYSE. The Audit Committee met nine times during 2002.

Audit Committee Report

The Audit Committee is appointed by the Board of Directors to assist the board in fulfilling its oversight responsibilities relating to the Company’s accounting policies, reporting policies, internal controls, compliance with legal and regulatory requirements, and the integrity of the Company’s financial reports. In October 2002, the Board of Directors adopted an amended and restated written charter for the Audit Committee, a copy of which is included as Appendix A to this proxy statement. The Board of Directors has also determined that each member of the Audit Committee is “independent” as such term is defined by the applicable rules of the NYSE.

During 2002, the Audit Committee met nine times, including meetings to discuss the interim financial information contained in each quarterly earnings announcement for the quarters ended December 31, 2001, March 31, 2002, June 30, 2002 and September 30, 2002 with the chief financial officer and the independent accountants prior to public release.

In discharging its oversight responsibility as to the audit process, the Audit Committee also obtained from the independent accountants a formal written statement describing all relationships between the independent accountants and Sonic that might bear on their independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee discussed with management, internal auditors and the independent accountants the quality and adequacy of Sonic’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing and reviewed with both the independent accountants and the internal auditors their audit plans, audit scope, and identification of audit risks.

The Audit Committee reviewed the audited financial statements of Sonic as of and for the year ended December 31, 2002 with management and the independent accountants. Management has the responsibility for the preparation, presentation and integrity of Sonic’s financial statements, accounting and financial reporting principles, and internal controls designed to ensure compliance with accounting standards and applicable laws and regulations. The independent accountants have the responsibility for performing an independent audit of the financial statements in accordance with generally accepted auditing standards. The Audit Committee also discussed and reviewed with the independent accountants all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of the independent accountants’ examination of the financial statements.

Based on these reviews and discussions with management and the independent accountants, the Audit Committee recommended to the Board of Directors that Sonic’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission. The Committee also recommended the reappointment, subject to stockholder ratification, of the independent accountants, Deloitte & Touche LLP, and the Board concurred in such recommendation.

Thomas P. Capo, Chairman

H. Robert Heller

Maryann N. Keller

William I. Belk

Compensation Committee. The Compensation Committee administers certain compensation and employee benefit plans of Sonic, annually reviews and determines compensation, including annual salaries, bonus performance goals, bonus plan allocations, stock option grants and other benefits, direct and indirect, of all executive officers and other senior officers of Sonic. The Compensation Committee administers the Stock Option Plan, the Sonic Automotive, Inc. Employee Stock Purchase Plan (the “Employee Plan”), the Sonic Automotive, Inc. Incentive Compensation Plan (the “Incentive Plan”) and certain other employee stock plans, approves individual stock option grants under the plans it administers and periodically reviews Sonic’s executive compensation programs and takes action to modify programs that yield payments or benefits not closely related to Sonic’s or its executives’ performance. The Compensation Committee met four times during 2002.

Nominating and Corporate Governance Committee. The NCG Committee is responsible for identifying individuals who are qualified to serve as directors of Sonic and for recommending qualified nominees to the Board of Directors for election or re-election as directors of Sonic. The NCG Committee will consider director nominees submitted by stockholders in accordance with the provisions of Sonic’s Bylaws as explained below. The NCG Committee is also responsible for recommending committee members and chairpersons of committees of our Board of Directors and for establishing a system for, and monitoring the process of, performance reviews of the Board of Directors and its committees. Finally, the NCG Committee is responsible for developing and recommending to the Board of Directors a set of corporate governance principles applicable to Sonic. The NCG Committee met two times during 2002.

Under our Bylaws, nominations for directors may only be made by Sonic’s Board of Directors, a committee of the Board of Directors established to make nominations or by a stockholder entitled to vote for the election of directors. Sonic’s Board of Directors has empowered the NCG Committee to make recommendations to the Board of Directors of qualified nominees for election or re-election as directors. Nominations submitted by a stockholder must comply with the provisions of our Bylaws, which require, among other things, that the stockholder submitting a nomination provide us with certain information about the stockholder and the nominee. In addition, the nominee must submit a written consent to be named in the Proxy Statement as a nominee and to serve as a director if elected. If the annual meeting at which the stockholder wishes their nomination to be considered is scheduled to be held within thirty (30) days of the anniversary of the prior year’s annual meeting, nominating notices must be received by Sonic’s Secretary at our principal executive offices not less than sixty (60) days but not more than ninety (90) days before an annual meeting. If the stockholder wishes their nomination to be considered at a special meeting of stockholders called for the purpose of electing directors, or if an annual meeting at which the stockholder wishes their nomination to be considered is scheduled to be held on a date not within thirty (30) days of the anniversary of the prior year’s annual meeting, nominating notices must be received by Sonic’s Secretary no later than the close of business on the tenth day following the date notice of the stockholders meeting was mailed or the date when public disclosure of the date of the stockholders meeting was made, whichever occurs first.

During 2002, there were five meetings of the Board of Directors of Sonic. Each director attended at least 75% of the total number of meetings of our Board of Directors and any Committees on which he or she served.

PROPOSED AMENDMENT TO STOCK OPTION PLAN

The Board of Directors of Sonic has approved an amendment and restatement of the Stock Option Plan. The amendment increases the number of shares of Class A Common Stock that may be issued under the Stock Option Plan from 8,000,000 to 9,000,000, subject to stockholder approval (the “Stock Option Plan Amendment”). The Stock Option Plan Amendment is being proposed to allow Sonic and its subsidiaries (the “Company”) to continue providing competitive stock incentives that attract and retain key personnel, as permitted under the terms of the Stock Option Plan. No other amendments to the Stock Option Plan are proposed for stockholder approval.

The Stock Option Plan was originally adopted by the Board of Directors of Sonic and approved by the stockholders of Sonic on October 9, 1997 and has been subsequently amended several times. The original and continuing purpose of the Stock Option Plan is to attract, retain and provide incentives to key personnel upon whose efforts the Company’s success and future growth depends.

Summary Description of the Stock Option Plan. The following is a summary of the Stock Option Plan, as amended, and is qualified in its entirety by reference to the Stock Option Plan, a copy of which has been submitted to the Securities and Exchange Commission (the “SEC”) with this Proxy Statement.

The Stock Option Plan is administered by the Compensation Committee (or a subcommittee thereof) which determines, among other things, the persons who are to receive options, the number of shares of Class A Common Stock to be subject to each option, the option period, the option exercise price and the vesting schedule applicable to options. Subject to the terms of the Stock Option Plan, the Compensation Committee has plenary authority in its discretion to establish rules and regulations, make determinations and interpretations, and take such other administrative actions as it deems necessary or advisable for the administration of the Stock Option Plan.

As indicated, if the stockholders approve the Stock Option Plan Amendment, the number of shares of Class A Common Stock reserved for issuance under the Stock Option Plan will increase from 8,000,000 to 9,000,000. The number of shares of Class A Common Stock reserved for issuance under the Stock Option Plan is subject to adjustment in the event of certain changes in the capital stock of Sonic due to a reorganization, stock split, stock dividend, merger, or other similar event.

Options may be granted under the Stock Option Plan to key employees of the Company and to officers, directors, consultants and other individuals providing services to the Company. However, “non-employee directors” are no longer eligible for option grants under the Stock Option Plan. In selecting individuals for options and establishing the terms thereof, the Compensation Committee may consider any factors it deems relevant, including present and potential contributions to the success of the Company. The number of persons eligible to participate in the Stock Option Plan and the number of persons granted options varies. There currently are approximately 475 optionees under the Stock Option Plan.

The Compensation Committee can grant “incentive stock options” (“ISOs”) intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and nonstatutory stock options (“NSOs”) under the Stock Option Plan; however, ISOs can be granted only to employees. Under the Stock Option Plan, no person can be granted options in any calendar year to purchase more than 500,000 shares of Class A Common Stock (subject to adjustment in the event of certain changes in the capital stock of Sonic due to a reorganization, stock split, stock dividend, merger, or other similar event).

Options to purchase a total of approximately 1,702,550 shares of Class A Common Stock were granted to approximately 385 individuals in 2002 under the Stock Option Plan. This represents option grants to approximately 3.2% of all Sonic employees. At present, after taking into account the cancellation of certain options, including the cancellation of options after December 31, 2002 (and without giving effect to the Stock Option Plan Amendment), options to purchase a total of approximately 7,510,689 shares are currently outstanding or have been exercised. There has been no decision with respect to the number or terms of options that may be granted hereafter or the number or identity of future optionees under the Stock Option Plan.

The exercise price of options granted under the Stock Option Plan is determined at the discretion of the Compensation Committee. However, the exercise price per share may not be less than the fair market value per share of Class A Common Stock on the date of grant of the option. In the case of ISOs granted to any holder on the date of grant of more than 10% of the total combined voting power of all classes of stock of the Company (directly or by attribution through relatives or entities in which the holder has an ownership interest), the exercise price may not be less than 110% of the fair market value per share of the Class A Common Stock on the date of grant. Under the Stock Option Plan, fair market value generally is the closing price per share of the Class A Common Stock on the NYSE on the last trading date prior to the date of grant. If permitted by the Compensation Committee, the exercise price may be paid in cash, in shares of Class A Common Stock owned by the optionee, in NSOs granted under the Stock Option Plan (except that the exercise price of an ISO may not be paid in NSOs) or in any combination of cash, shares of Class A Common Stock and NSOs. Cashless exercises also may be permitted. The Board of Directors of Sonic determines the terms and conditions upon which Sonic may make loans to enable an optionee to pay the exercise price of an option, but no loan or extension of credit will be made or arranged for by Sonic to its executive officers and eligible directors.

Options granted under the Stock Option Plan must be exercised within a period fixed by the Compensation Committee, which period may not exceed ten years from the date of the grant of the option or, in the case of ISOs granted to any holder on the date of grant of more than 10% of the total combined voting power of all classes of stock of the Company, five years from the date of grant of the option. Options may be made exercisable in whole or may vest in installments, as determined by the Compensation Committee. Options may expire before the end of the option period due to termination of service with the Company.

If an optionee’s service with the Company terminates for any reason other than disability, involuntary termination without cause (as defined in the Stock Option Plan) or death, options will expire and no longer can be exercised. If an optionee is involuntarily terminated without cause, options (to the extent vested) generally may be exercised during the three months following termination. If an optionee’s service ceases due to his or her disability, options (to the extent vested) generally may be exercised during the twelve months following termination. If the optionee dies while employed or during the three month or twelve month periods previously described, then options (to the extent vested) generally may be exercised during the twelve month period following the optionee’s death. In no event can an option be exercised after the expiration of its term (i.e., the option period fixed by the Compensation Committee).

Options generally may not be transferred other than by will or the laws of descent and distribution and during the lifetime of an optionee may be exercised only by the optionee. However, the Compensation Committee, in its absolute discretion, may allow NSOs to be transferred without consideration to certain family members or family-related trusts, foundations or other entities, subject to limitations determined by the Compensation Committee.

Options granted under the Stock Option Plan may include the right to acquire a “reload” option. In such a case, if an optionee pays all or part of the exercise price of an option with shares of Class A Common Stock held by the optionee for at least six months, then upon exercise of the option, the optionee is granted a second option to purchase, at the fair market value as of the date of exercise of the first option, the number of whole shares used by the optionee in payment of the exercise price of the first option. A reload option is not exercisable until one year after the grant date of such option or the expiration date of the first option.

In the event of certain changes in the capital stock of Sonic due to a reorganization, stock split, stock dividend, merger, or other similar event, corresponding adjustments in the number and kind of shares covered by outstanding options and the exercise price per share automatically will be made. In connection with any merger or consolidation in which Sonic is not the surviving corporation and which results in the holders of the outstanding voting securities of Sonic owning less than a majority of the outstanding voting securities of the surviving corporation, or any sale or transfer by Sonic of all or substantially all its assets or any tender offer or exchange offer for or the acquisition, directly or indirectly, of all or a majority of the then-outstanding voting securities of Sonic, all outstanding options under the Stock Option Plan will become exercisable in full on and after (i) the 15th day prior to the effective date of such merger, consolidation, sale, transfer or acquisition or (ii) the date of commencement of such tender offer or exchange offer, as the case may be.

The Board of Directors of Sonic may at any time amend or terminate the Stock Option Plan, subject to the following: (i) no amendment or termination may, without the consent of an optionee, adversely affect the rights of the optionee under any option then outstanding, and (ii) approval by the stockholders of Sonic is required for an amendment increasing the maximum number of shares of Class A Common Stock for which options may be granted under the Stock Option Plan or an amendment of the requirements as to the class of employees eligible to receive options. Unless terminated earlier by the Board of Directors, the Stock Option Plan will terminate on October 9, 2007.

In 2002, the Compensation Committee granted NSOs under the Stock Option Plan to purchase an aggregate of 1,422,550 shares of Class A Common Stock to 380 non-executive officers and NSOs to purchase 280,000 shares of Class A Common Stock to five executive officers. To date in 2003, the Compensation Committee also has granted under the Stock Option Plan NSOs to purchase an aggregate of 109,000 shares of Class A Common Stock to 22 non-executive officers. On March 18, 2003, the closing price for a share of our Class A Common Stock as reported on the NYSE was $14.89. No decision has been made as to the number of stock options that may be awarded to Sonic’s executive officers or other persons in 2003 under the Stock Option Plan, although, pursuant to the Stock Option Plan, no one will receive options under the Stock Option Plan during the year for more than 500,000 shares of Class A Common Stock.

Federal Income Tax Consequences. The following summary generally describes the federal income tax consequences to optionees and Sonic of options granted under the Stock Option Plan and is based on current laws and regulations. The summary is general in nature and is not intended to cover all tax consequences that could apply to a particular optionee or Sonic.

The issuance and exercise of ISOs have no federal income tax consequences to Sonic. The issuance and exercise of ISOs generally have no ordinary income tax consequences to the optionee. However, upon the exercise of an ISO, the optionee has to treat the excess of the fair market value on the date of exercise over the exercise price as an item of tax adjustment for alternative minimum tax purposes, which may result in alternative minimum tax liability.

If the optionee holds the shares of Class A Common Stock acquired upon the exercise of an ISO for at least two years following the grant date of the ISO and one year following the exercise date of the ISO, the subsequent disposition of such shares of Class A Common Stock will ordinarily result in capital gains or losses to the optionee for federal income tax purposes equal to the difference between the amount realized on disposition of the shares of Class A Common Stock and the ISO exercise price. Sonic will not be entitled to any deduction. If the holding period requirements described above are not met, the optionee will recognize ordinary income for federal tax purposes upon disposition of the Class A Common Stock in an amount equal to the excess of the Class A Common Stock’s fair market value on the date of exercise (or, if less, the amount received on disposition of the Class A Common Stock) over the ISO exercise price. Any additional gain (or loss) realized on the disposition of the Class A Common Stock will be taxed as capital gain (or loss). Sonic will be entitled to a tax deduction for the taxable year in which the disposition occurs equal to the amount of ordinary income recognized by the optionee.

The issuance of NSOs has no federal income tax consequences to Sonic or the optionee. Upon the exercise of an NSO, the optionee will recognize income for federal income tax purposes equal to the amount by which the fair market value of the underlying shares on the date of exercise exceeds the NSO exercise price. Sonic generally will be allowed a federal income tax deduction equal to the same amount that the optionee recognizes as ordinary income. In the event of the disposition of the shares of Class A Common Stock acquired upon exercise of an NSO, any additional gain or loss generally will be taxed to the optionee as capital gain or loss and is not deductible by Sonic.

If the option exercise price under any NSO is paid for by surrendering shares of Class A Common Stock previously acquired, then the optionee will recognize ordinary income on the exercise as described above with respect to any shares acquired under the option in excess of the number of shares surrendered (such shares being treated as having been acquired without consideration), but will not recognize any taxable gain or loss on the difference between the optionee’ s basis in the surrendered shares and the current fair market value of the shares. For federal income tax purposes, that number of newly acquired shares equal to the number of shares surrendered will have the same basis and holding period as the surrendered shares. Any newly acquired shares in excess of the number of shares surrendered will have a basis equal to their fair market value at exercise and their holding period generally will begin at the date of exercise.

The Stock Option Plan also is intended to preserve Sonic’s ability to claim tax deductions related to options granted under the Stock Option Plan in accordance with Section 162(m) of the Code and related regulations. Section 162(m) of the Code generally limits Sonic’s federal income tax deduction for compensation paid to certain covered employees (generally, the Chief Executive Officer and the four other most highly compensated officers) to $1 million with respect to each such employee. However, compensation that qualifies as “performance-based compensation” under Section 162(m) is not subject to this deduction limit. Stock options granted under the Stock Option Plan to covered employees generally are intended to qualify as performance-based compensation.

SELECTION OF INDEPENDENT ACCOUNTANTS

The Board of Directors has selected the firm of Deloitte & Touche LLP to serve as the independent accountants of Sonic for the fiscal year ending December 31, 2003. Deloitte & Touche LLP has acted in such capacity for Sonic since its organization in 1997.

Representatives of Deloitte & Touche LLP will attend the Annual Meeting. They will have an opportunity to make a statement if they so desire, and to respond to appropriate questions.

Audit Fees. The aggregate fee for professional services rendered by Deloitte & Touche LLP in connection with their audit of our consolidated financial statements included in our Annual Report on Form 10-K for the 2002 calendar year and reviews of the consolidated financial statements included in our Quarterly Reports on Form 10-Q for the 2002 calendar year was approximately $595,000.

Financial Information Systems Design and Implementation Fees. There were no professional services rendered by Deloitte & Touche LLP in the 2002 calendar year relating to financial information systems design and implementation.

All Other Fees. The aggregate fees for all other services rendered by Deloitte & Touche LLP in the 2002 calendar year was approximately $1,013,000, and can be sub-categorized as follows:

Attestation Fees. The aggregate fees for attestation services rendered by Deloitte & Touche LLP for matters such as comfort letters and consents related to SEC and other registration statements and an audit of the financial statements pertaining to two acquisitions was approximately $932,000.

Other Fees. The aggregate fees for all other services, consisting of consultation related to tax planning and compliance, rendered by Deloitte & Touche LLP in the 2002 calendar year was approximately $81,000.

The Audit Committee considers the provision of these non-audit services to be compatible with maintaining Deloitte & Touche LLP’s independence.

EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

2002 Executive Officer Compensation Program

The policy of the Compensation Committee is to:

•	link executive compensation to Sonic’s business strategy and performance in order to attract, retain and reward key executive officers;

•	provide performance incentives and equity-based compensation to align the long-term interests of executive officers with those of Sonic’s stockholders; and

•	offer salaries and incentive performance pay opportunities that are competitive in the marketplace.

Sonic’s executive compensation program is comprised of two components: annual cash compensation, paid in the form of annual salary and performance-based bonuses, and long-term compensation, paid principally in the form of options to purchase the Company’s Class A Common Stock. The Compensation Committee typically adjusts the base salaries of and awards cash bonuses and stock options to executive officers each fiscal year.

Through September 1, 2002, the Compensation Committee consisted of Messrs. O. Bruton Smith, William P. Benton and William I. Belk. Effective September 1, 2002, Mr. Smith resigned from the Compensation Committee, and Sonic’s Board of Directors appointed Messrs. H. Robert Heller and Robert L. Rewey to serve as additional members of the Compensation Committee. Sonic’s Board of Directors has determined that each of Messrs. Benton, Belk, Heller and Rewey are “independent directors” under applicable rules of the NYSE.

Annual Cash Compensation

Annual cash compensation for Sonic’s executive officers consists of a base salary and an annual cash bonus. Mr. Wright’s base salary was initially established in an employment agreement he entered into with Sonic in October 2000, which base salary is subject to adjustment as provided in the employment agreement. The base salaries of Sonic’s other executive officers, adjustments to executive officers’ base salaries (including adjustments to Mr. Wright’s base salary), and the cash bonuses for all executives (other than the Chief Executive Officer), were based upon a subjective evaluation of the executive’s performance by the Compensation Committee and recommendations submitted to the committee by the Chief Executive Officer. The Compensation Committee’s evaluation was based upon non-quantitative factors such as positions of responsibility and authority, years of service and annual performance evaluations. The annual cash compensation paid by Sonic during 2002 was targeted to be competitive principally in relation to other automotive retailing companies (such as those included in the Peer Group Index in the performance graph elsewhere herein), although the Compensation Committee also considered the compensation of executives of some retailing companies not included in the Peer Group Index because the Compensation Committee considered those other companies to be in relatively comparable industries. Analysis of the competitiveness of annual cash compensation paid by Sonic to its executives was provided to the Compensation Committee by an independent consulting firm specializing in executive compensation.

While cash bonuses approved by the Compensation Committee for executive officers in 2002 (other than the Chief Executive Officer) were based on subjective evaluations of each executive officer’s performance as noted above, the Compensation Committee has determined that each of Sonic’s executive officers will participate in the Incentive Plan during the 2003 calendar year. Accordingly, any cash bonuses paid to Sonic’s executive officers for performance during 2003 will be based upon achievement of objective, performance-based goals established for each executive officer by the Compensation Committee under the terms of the Incentive Plan.

Long-term Compensation

Sonic’s long-term compensation program is based principally upon awards of options to purchase shares of its Class A Common Stock under the Stock Option Plan. The Compensation Committee believes that equity-based compensation is the most effective means of aligning the long-term interests of Sonic’s executive officers with those of its stockholders. Awards of stock options (other than to the Chief Executive Officer) are based upon a subjective evaluation of the executive’s performance by the Compensation Committee and recommendations submitted to the Committee by the Chief Executive Officer. The Compensation Committee’s evaluation considers a number of non-quantitative factors, including the responsibilities of the individual officers for and contribution to Sonic’s operating results (in relation to Sonic’s other optionees), their expected future contributions and the levels of stock options currently held by the executive officers individually and in the aggregate. All stock options awarded to executive officers during 2002 vest one year from the date of grant and have an exercise price of $16.20 per share, the closing price of Sonic’s Class A Common Stock on the day preceding the awards. The Compensation Committee anticipates that future stock option awards to executive officers will have longer vesting periods than the stock option awards granted during 2002. For additional details concerning the options granted to and held by the executive officers during 2002, see “—Option Grants in 2002” and “—Fiscal Year-End Option Values.”

Executive officers of Sonic (including the Chief Executive Officer) were also eligible to participate in the Sonic Automotive, Inc. Deferred Compensation Plan (the “Deferred Plan”) beginning in October 1, 2002. Under the Deferred Plan, eligible employees may elect to defer a portion of their annual cash compensation, up to a maximum of 20% or $50,000, whichever is lower. Sonic makes cash matching contributions of 20% of the amount deferred by the employee, not to exceed $10,000 per year in matching contributions. Sonic may also make supplemental contributions for eligible employees to make up for the additional matching contributions the employees would have received under Sonic’s 401(k) plan in the absence of legal limitations on the amount of compensation that can be considered under the 401(k) plan (e.g., $200,000 for 2002). Sonic’s contributions generally vest pro rata over a five year period. Participation in the Deferred Plan was originally offered to 128 of Sonic’s most highly compensated employees.

Executive officers of Sonic (including the Chief Executive Officer) were also eligible in 2002 to participate in various benefit plans similar to those provided to other employees of Sonic. These benefit plans are intended to provide a safety net of coverage against various events, such as death, disability and retirement.

Chief Executive Officer Compensation

The Compensation Committee annually reviews and approves the compensation of O. Bruton Smith, Sonic’s Chief Executive Officer. Mr. Smith’s annual base salary adjustment was approved by the Compensation Committee in October 2002 (following Mr. Smith’s resignation from the Compensation Committee), and was based upon non-quantitative factors such as his position of responsibility and authority, years of service and a qualitative performance evaluation. Mr. Smith’s annual salary is targeted to be competitive principally in relation to other automotive retailing companies (such as those included in the Peer Group Index in the performance graph elsewhere herein), although the Compensation Committee also considered the compensation of executives of some retailing companies not included in the Peer Group Index because the Compensation Committee considered those other companies to be in relatively comparable industries. Analysis of the competitiveness of the annual compensation paid to Mr. Smith was provided by an independent consulting firm specializing in executive compensation.

The Compensation Committee considers annual stock option awards to Mr. Smith based upon a subjective evaluation of his performance as Chief Executive Officer. The Compensation Committee’s evaluation is based upon a number of non-quantitative factors, including his responsibility for and contribution to Sonic’s operating results (in relation to Sonic’s other optionees), his expected future contributions and the number of stock options currently held by Mr. Smith individually and by all executive officers in the aggregate. In October 2002, the Compensation Committee awarded Mr. Smith options to purchase 100,000 shares of Class A Common Stock, which was the only stock option grant to Mr. Smith during 2002. These options vest one year from the date of grant and have an exercise price of $16.20 per share, the closing price of Sonic’s Class A Common Stock on the day preceding the award. For additional details concerning the stock options granted to and held by Mr. Smith during 2002, see “—Option Grants in 2002” and “—Fiscal Year-End Option Values.”

Mr. Smith’s cash bonus for 2002 was determined pursuant to the Incentive Plan approved by the stockholders of Sonic at their 2002 annual meeting. A subcommittee of the Compensation Committee (consisting of Messrs. Benton and Belk) established four separate performance goals for Mr. Smith’s participation in the Incentive Plan based on specified levels of cash basis return on equity and earnings per share for the period from October 1, 2001 to September 30, 2002. The maximum incentive award was $1,000,000, an amount equal to 1.25x of Mr. Smith’s salary in effect at October 1, 2001, subject to reduction in the event the subcommittee determined that subjective or other factors warranted a reduction. In October 2002, the Compensation Committee determined that three of the specified performance goals had been met and one goal had not been met, resulting in an award under the Incentive Plan of $750,000. The Compensation Committee further determined that no subjective or other factors warranted a reduction in the target award and approved payment of the target award in a lump sum cash bonus to Mr. Smith in November 2002.

Federal Income Tax Considerations

As noted above, Sonic’s compensation policy is primarily performance-based. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a limitation on the deductibility of annual compensation in excess of $1 million that is not performance-based. It is intended that compensation attributable to the exercise of stock options granted under the Stock Option Plan generally should qualify as deductible performance-based compensation. Bonuses awarded under the Incentive Plan also generally should qualify as deductible performance-based compensation. The Compensation Committee currently intends to continue to manage Sonic’s executive compensation program in a manner that will preserve federal income tax deductions. However, the Compensation Committee also must approach executive compensation in a manner which will attract, motivate and retain key personnel whose performance increases the value of Sonic. Accordingly, the Compensation Committee may from time to time exercise its discretion to award compensation that may not be deductible under Section 162(m) of the Code when in its judgment such award would be in the interests of Sonic.

William P. Benton, Chairman

H. Robert Heller

William I. Belk

Robert L. Rewey

Compensation of Executive Officers

The following table sets forth compensation paid by or on behalf of Sonic to the Chief Executive Officer of Sonic and to its other named executive officers for services rendered during Sonic’s fiscal years ended December 31, 2000, 2001 and 2002:

Summary Compensation Table

		Annual Compensation					Long-Term Compensation Awards
Name and Principal Position(s)	Year	Salary (1)	Bonus (2)	Other Annual Compensation (3)			Number of Shares Underlying Options	All Other Compensation (4)
O. Bruton Smith Chairman, Chief Executive Officer and Director	2002 2001 2000	$830,956 800,000 633,333	$750,000 200,000 400,000	$	— — 55,659	(5)	100,000 100,000 100,000	— — —

B. Scott Smith Vice Chairman and Chief Strategic Officer since October 23, 2002 (President, Chief Operating Officer prior to October 23, 2002) and Director	2002 2001 2000	$588,200 550,000 466,667	$500,000 350,000 350,000		— — —		50,000 50,000 100,000	$10,000 — —

Theodore M. Wright President and Chief Financial Officer since October 23, 2002 (Vice President, Chief Financial Officer, Treasurer prior to October 23, 2002) and Director	2002 2001 2000	$503,846 450,000 408,333	$425,000 300,000 200,000		$58,050 52,109 —	(6) (6)	50,300 40,300 150,300	$15,500 1,700 2,500

Jeffrey C. Rachor Executive Vice President and Chief Operating Officer since October 23, 2002 (Executive Vice President of Retail Operations prior to October 23, 2002) and Director	2002 2001 2000	$316,591 285,000 240,000	$622,438 683,103 601,206		— — —		50,000 40,000 90,300	$15,500 1,700 2,500

Mark J. Iuppenlatz Senior Vice President of Corporate Development since October 23, 2002 (Vice President of Corporate Development prior to October 23, 2002)	2002 2001 2000	$307,692 279,038 251,368	$300,000 225,000 175,000		— — —		30,300 30,300 30,300	$5,500 1,700 2,500

(1)	Does not include the dollar value of perquisites and other personal benefits.
(2)	The amounts shown are cash bonuses earned and paid in the specified year.
(3)	Excludes perquisites and other personal benefits that, in the aggregate, did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for such executive officer.
(4)	Includes company match to 401(k) plan and company contributions to Deferred Plan.
(5)	Sonic provides Mr. Smith with the use of automobiles for personal use, the annual cost of which is reflected as Other Annual Compensation.
(6)	Includes $40,250 of interest imputed to a non-interest bearing advance to Mr. Wright under the terms of his employment agreement based on an assumed market rate equal to the applicable federal rate that was in effect on the date of the advance. Sonic provides Mr. Wright with the use of automobiles for personal use, the annual cost of which was approximately $17,800 in 2002 and $11,859 in 2001.

Employment Agreements

Sonic has an employment agreement with Mr. Wright (the “Employment Agreement”), which provides for an annual base salary and certain other benefits. Mr. Wright’s base salary may be increased annually as determined by the Compensation Committee. The Employment Agreement also provides for the payment of an annual performance-based cash bonus as determined by the Compensation Committee. For the 2003 calendar year, the Compensation Committee has determined that Mr. Wright will be eligible to receive a bonus under the Incentive Plan.

Under the terms of the Employment Agreement, Sonic will employ Mr. Wright through November 2005. Under the Employment Agreement, Mr. Wright received a $700,000 non-interest bearing advance from Sonic in November 2000, which advance is payable towards any severance due to him under the Employment Agreement. Mr. Wright is entitled to retain the advance in lieu of any other severance to which he would otherwise be entitled if Sonic terminates his employment without cause before the expiration of the term of the Employment Agreement, or in the event of his death or disability before such time. Mr. Wright is required to repay the advance in full to Sonic if he voluntarily resigns his employment with, or is terminated for cause by, Sonic before the expiration of the term of the Employment Agreement, or if he remains employed with Sonic at the expiration of the term. The Employment Agreement also provides that he may voluntarily resign his employment within thirty days following a change of control of Sonic, whereupon Sonic is required to pay him a lump sum amount in cash equal to the aggregate salary and annual cash bonus that he would have received for the remainder of the term of the Employment Agreement.

The Employment Agreement contains non-competition provisions. These provisions, during the term of the Employment Agreement (i) prohibit the disclosure or unauthorized use of confidential Sonic information, and (ii) prohibit competition with Sonic for Sonic’s employees and its customers, interference with Sonic’s relationships with its vendors, and employment with any competitor of Sonic. The provisions referred to in (ii) above also apply for a period of two years following the expiration or termination of the Employment Agreement, and prohibit competition in specified geographic areas during this period. For Mr. Wright, the geographic restrictions apply in any Standard Metropolitan Statistical Area (“SMSA”) or county in which Sonic has a place of business at the time his employment ends.

Mr. Rachor has entered into an agreement with Sonic that contains non-competition provisions similar to those contained in the Employment Agreement. This agreement with Mr. Rachor will expire in November 2004. The geographic restrictions in this agreement with Mr. Rachor apply to any SMSA in Houston, Texas; Charlotte, North Carolina; Chattanooga, Tennessee; and Nashville, Tennessee.

Option Grants in 2002

The following table sets forth information regarding all options to acquire shares of Class A Common Stock granted to the named executive officers during 2002.

OPTION GRANTS IN LAST FISCAL YEAR

Name	Number Of Securities Underlying Option Granted (#)		Percent Of Total At Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)		Expiration Date	Potential Realizable Value At Assumed Annual Rate Of Stock Price Appreciation For Option Term
							5% ($)	10% ($)

O. Bruton Smith	100,000	(l)	5.9%	$16.20	(1)	October 2012	$1,018,809	$2,581,863

B. Scott Smith	50,000	(1)	2.9%	$16.20	(l)	October 2012	$509,405	$1,290,931

Theodore M. Wright	50,000	(1)	2.9%	$16.20	(1)	October 2012	$509,405	$1,290,931
	300	(2)	—	(2)		December 2002	(2)	(2)

Jeffrey C. Rachor	50,000	(1)	2.9%	$16.20	(1)	October 2012	$509,405	$1,290,931

Mark J. Iuppenlatz	30,000	(1)	1.8%	$16.20	(1)	October 2012	$305,643	$774,559
	300	(2)	—	(2)		December 2002	(2)	(2)

(1)	These options were granted under the Stock Option Plan and will become exercisable in October 2003. The exercise price per share in each case is the fair market value of the Class A Common Stock as of the date of grant, which was $16.20.

(2)	These options were granted under the Employee Plan on January 1, 2002 at an exercise price equal to the lesser of 85% of the fair market value per share of Class A Common Stock on the date of grant or 85% of such fair market value on the date of exercise. Messrs. Wright and Iuppenlatz exercised these options in full prior to December 31, 2002.

Fiscal Year-End Option Values

The following table sets forth information concerning outstanding options to purchase Class A Common Stock held by the named executive officers of Sonic as of December 31, 2002:

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at FY-End (#)		Value of Unexercised In-the-Money Options at FY-End ($) (1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
O. Bruton Smith	—	—	650,000	100,000	$2,070,125	$0
B. Scott Smith	—	—	483,083	106,667	$2,598,831	$61,376
Theodore M. Wright	125,000	$3,757,168	291,376	90,000	$973,744	$0
Jeffrey C. Rachor	84,835	$1,342,389	136,666	106,667	$61,373	$61,376
Mark J. Iuppenlatz	—	—	90,000	30,000	$352,200	$0

(1)	Value based on market price as of December 31, 2002.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information concerning shares of our Class A Common Stock that may be issued under our equity compensation plans as of December 31, 2002.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights	(b) Weighted-average exercise price of outstanding options, warrants, and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	5,469,726	$16.74	(2)	2,989,205
Equity compensation plans not approved by security holders(3)	115,098	$8.56	(4)	917,996

Total	5,584,824	$16.57	(2)(4)	3,907,201

(1)	Includes the Stock Option Plan, the Formula Stock Option Plan for Independent Directors and the Employee Plan.

(2)	Does not include the exercise price of options outstanding under the Employee Plan because the exercise price is indeterminable as of the date of this Proxy Statement. The exercise price of such options equals the lesser of 85% of the fair market value per share of our Class A Common Stock on the date of grant or 85% of the fair market value per share of our Class A Common Stock on the date of exercise.

(3)	Includes the FirstAmerica Automotive, Inc. 1997 Stock Option Plan, as amended and restated as of December 10, 1999 (the “FirstAmerica Plan”) and the Nonqualified Employee Stock Purchase Plan (the “Nonqualified ESPP”).

(4)	Does not include the exercise price of options outstanding under the Nonqualified ESPP because the exercise price is indeterminable as of the date of this Proxy Statement. The exercise price of such options equals the lesser of 85% of the fair market value per share of our Class A Common Stock on the date of grant or 85% of the fair market value per share of our Class A Common Stock on the date of exercise.

FirstAmerica Plan

We assumed the FirstAmerica Plan in connection with our acquisition of FirstAmerica Automotive, Inc. (“FAA”). The FirstAmerica Plan has not been approved by Sonic’s stockholders. Upon completion of the acquisition of FAA on December 10, 1999, the FirstAmerica Plan was amended and restated to provide that each outstanding option to purchase a share of

FAA Class A Common Stock was converted into the right to purchase 0.32232 shares of Sonic’s Class A Common Stock. The following summary of the FirstAmerica Plan is qualified in its entirety by reference to the FirstAmerica Plan, a copy of which has been filed with the SEC.

The FirstAmerica Plan provides for the grant of incentive stock options to certain employees, within the meaning of Section 422 of the Code, and for the grant of nonstatutory stock options to certain employees, non-employee directors and consultants. Generally, options granted under the FirstAmerica Plan vest over five years, and expire if unexercised within ten years of the date of grant. Options may expire earlier due to termination of employment with the Company. Certain of the options outstanding under the FirstAmerica Plan may provide for partial acceleration upon a change of control.

The total number of shares of Class A Common Stock that have been reserved for issuance under the FirstAmerica Plan is 966,960. Options to purchase a total of approximately 115,098 shares of our Class A Common Stock were outstanding under the FirstAmerica Plan as of December 31, 2002. We have not granted any new options under the FirstAmerica Plan since we assumed it on December 10, 1999 and do not currently intend to grant options to purchase our Class A Common Stock under the FirstAmerica Plan in the future.

Nonqualified ESPP

The Nonqualified ESPP was adopted by the Board of Directors of Sonic on December 11, 1998. The Nonqualified ESPP has not been approved by Sonic’s stockholders. The purpose of the Nonqualified ESPP is to provide employees of certain subsidiaries that are not able to participate in Sonic’s Employee Plan with a similar opportunity to acquire an ownership interest in Sonic. Both the Nonqualified ESPP and the Employee Plan permit eligible employees to purchase shares of Class A Common Stock at a discount from the market price. The terms of the Nonqualified ESPP are substantially similar to the terms of the Employee Plan, which has been approved by Sonic’s stockholders.

The total number of shares of Class A Common Stock that have been reserved for issuance under the Nonqualified ESPP is 300,000. For 2003, there are 59 eligible employees who elected to participate in the Nonqualified ESPP and they each were granted an option to purchase 300 shares of Class A Common Stock. At present, no options to acquire shares have been exercised to date in 2003, options to acquire 17,700 shares remain outstanding (subject to any cancellations during the year) and approximately 219,650 additional shares remain available for future option grants under the Nonqualified ESPP.

Employees of participating subsidiaries generally are eligible for the Nonqualified ESPP if they work for certain of our subsidiaries on a full-time or part-time basis, are regularly scheduled to work more than twenty hours per week, are customarily employed more than five months in a calendar year and have completed one year of continuous service. Employees who are officers or directors of Sonic or any participating employer are not eligible to participate in the Nonqualified ESPP. In addition, employees who own or hold options to purchase (or who are treated under certain tax rules as owning or holding options to purchase) 5% or more of the total combined voting power or value of all classes of stock of Sonic or any subsidiary also are not eligible to participate in the Nonqualified ESPP.

Options generally are granted under the Nonqualified ESPP as of each January 1 to all eligible employees who elect to participate. The Compensation Committee designates the number of shares of Class A Common Stock that can be purchased under each option, which number will be the same for each option granted on the same date and which also will be the same number of shares available under an option granted on the same date pursuant to Sonic’s Employee Plan. The options have an exercise price per share equal to the lesser of (i) 85% of the fair market value per share of the Class A Common Stock on the date of grant or (ii) 85% of such fair market value on the date of exercise. No option can be granted which would permit a participant to purchase more than $25,000 worth of stock under the Nonqualified ESPP during the calendar year.

A participant can make contributions to the Nonqualified ESPP by after-tax payroll deduction or direct payment. To the extent that a participant has made contributions to the Nonqualified ESPP, his or her option will be exercised automatically to purchase Class A Common Stock on each exercise date during the calendar year in which the option is granted. The exercise dates generally are the last business day of March, June, September and December on which the NYSE is open for trading. The participant’s accumulated contributions as of each exercise date will be used to purchase whole shares of Class

A Common Stock at the applicable option price, limited to the number of shares available for purchase under the option. The exercisability of options may accelerate in the event of a change in control of Sonic.

Options granted under the Nonqualified ESPP expire on the last exercise date of the calendar year in which granted. However, if a participant withdraws from the Nonqualified ESPP or terminates employment, the option may expire earlier.

In the event of certain changes in the capital stock of Sonic due to a reorganization, stock split, stock dividend, merger or other similar event, appropriate adjustments generally will be made to the shares of Class A Common Stock available for issuance under the Nonqualified ESPP, the shares of Class A Common Stock covered by outstanding options and the exercise price per share.

The Board of Directors of Sonic generally can amend, suspend or terminate the Nonqualified ESPP at any time. However, no amendment, suspension or termination may adversely affect the rights of the participant under an outstanding option without the participant’s consent.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

Messrs. Benton, Belk, Rewey and Heller currently serve as the members of the Compensation Committee. Mr. O. Bruton Smith served as a member of the Compensation Committee until September 1, 2002.

Mr. O. Bruton Smith is the only executive officer to have served on the Compensation Committee of another entity during 2002. He served as Chairman, Chief Executive Officer, a director and a member of the Compensation Committee of SMI. Mr. Brooks, a director of Sonic, is also an executive officer and a director of SMI. Mr. Benton is also a director and member of the Compensation Committee of SMI. Mr. O. Bruton Smith received aggregate salary, bonus and other compensation of $1,025,000 during 2002 from SMI.

Director Compensation

Members of the Board of Directors who are not employees of Sonic are compensated for their services under the Formula Stock Option Plan for Independent Directors (the “Directors Plan”). During 2002, non-employee directors were also paid a $2,000 stipend by Sonic for each Board meeting attended, and were reimbursed for their expenses incurred in connection with their activities as directors of Sonic. Beginning in 2003, non-employee directors will be paid a $25,000 annual retainer that will be paid quarterly, a $1,500 stipend for each Board of Directors meeting attended and will be reimbursed for their expenses incurred in connection with their activities as directors of Sonic. In addition, each chairman of a Committee and the Lead Independent Director of Sonic’s Board of Directors will receive a $5,000 annual retainer that will be paid quarterly. All Committee members will receive a $1,500 stipend for each Committee meeting attended. Directors who are also employees of Sonic receive no additional compensation for serving on the Board of Directors or its Committees.

The Directors Plan was adopted by the Board of Directors on March 20, 1998 and approved by Sonic’s stockholders at the 1998 annual meeting of stockholders. The Directors Plan authorizes the issuance of options to purchase up to an aggregate of 600,000 shares of Class A Common Stock. Under the Directors Plan, each outside director is awarded on or before March 31st of each year an option to purchase 10,000 shares at an exercise price per share equal to the fair market value per share of the Class A Common Stock at the date of grant. Options granted under the Directors Plan become exercisable six months from the date of grant and generally expire ten years from the date of grant.

Stockholder Performance Graph

Set forth below is a line graph comparing the cumulative stockholder return on Sonic’s Class A Common Stock against the cumulative total return of each of the Standard and Poor’s 500 Stock Index and a Peer Group Index for the time period commencing December 31, 1997 and ending December 31, 2002. The companies used in the Peer Group Index consist of AutoNation, Group 1 Automotive, United Auto Group, Car Max and Lithia Motors, which are all publicly traded companies known by Sonic to be involved in the automobile industry. The graph assumes that $100 was invested on December 31, 1997 in each of Sonic’s Class A Common Stock, the Standard & Poor’s 500 Stock Index and the Peer Group Index companies and that all dividends were reinvested.

CERTAIN TRANSACTIONS

Registration Rights Agreement

When Sonic acquired Town & Country Ford, Lone Star Ford, Fort Mill Ford, Town & Country Toyota and Frontier Oldsmobile-Cadillac in 1997, Sonic signed a Registration Rights Agreement dated as of June 30, 1997 with SFC, an entity controlled by O. Bruton Smith, B. Scott Smith and William S. Egan (collectively, the “Class B Registration Rights Holders”). SFC currently owns 8,881,250 shares of Class B Common Stock; Bruton Smith, 2,171,250 shares; Scott Smith, 976,402 shares; and Egan Group, LLC, an assignee of Mr. Egan (the “Egan Group”), 473 shares, all of which are covered by the Registration Rights Agreement. The Egan Group also owns certain shares of Class A Common Stock to which the Registration Rights Agreement applies. If, among other things provided in Sonic’s Charter, offers and sales of shares Class B Common Stock are registered with the SEC, then such shares will automatically convert into a like number of shares of Class A Common Stock.

The Class B Registration Rights Holders have certain limited piggyback registration rights under the Registration Rights Agreement. These rights permit them to have their shares of Sonic’s Common Stock included in any Sonic registration statement registering Class A Common Stock, except for registrations on Form S-4, relating to exchange offers and certain other transactions, and Form S-8, relating to employee stock compensation plans. The Registration Rights Agreement expires in November 2007.

Subordinated Smith Loan

As a condition to increasing Sonic’s borrowing limits under its secured lending facility (the “Revolving Facility”), Ford Motor Credit Company (“Ford Motor Credit”) required that O. Bruton Smith make a loan to Sonic in December 1997 in the amount of $5.5 million (the “Smith Subordinated Loan”). The Smith Subordinated Loan bears interest at Bank of America’s announced prime rate plus 0.5% and matured on November 30, 2000. Ford Motor Credit no longer requires that the Smith Subordinated Loan remain in place. However, under the terms of a subordination agreement in effect between Mr. Smith and the trustee for Sonic’s senior subordinated notes, we may not repay the principal amount owed by Sonic to Mr. Smith under the Smith Subordinated Loan until after all amounts owed by Sonic under the senior subordinated notes are fully paid in cash.

The SFC Pledge

Before Sonic’s acquisition of FirstAmerica in December 1999, O. Bruton Smith guaranteed the obligations of FirstAmerica under FirstAmerica’s new acquisition line of credit with Ford Motor Credit. FirstAmerica obtained this new financing to enable it to complete its then pending acquisitions. The borrowing limit under this credit facility was approximately $138 million prior to FirstAmerica’ s acquisition by Sonic. Mr. Smith guaranteed approximately $107 million of this amount, which guarantee was secured by a pledge of 5 million shares of SMI common stock owned by SFC. Sonic assumed FirstAmerica’ s obligations to Ford Motor Credit under the Revolving Facility when it acquired FirstAmerica. In connection with the refinancing and replacement of the Revolving Facility with a new secured lending facility between Sonic, Ford Motor Credit and Chrysler Financial Company, LLC in August 2000 (as amended, the “Revolving Facility”), Ford Motor Credit released Mr. Smith from his secured guarantee under the replaced Revolving Facility. However, the lenders under the Revolving Facility required that the SFC Pledge remain in place, and it now secures Sonic’s obligations under the Revolving Facility. The SFC Pledge remains in place as collateral security for Sonic’s obligations under its current secured lending facility with Ford Motor Credit, DaimlerChrysler Services North America, L.L.C., Toyota Motor Credit Corporation and Bank of America, N.A. which was entered into in February 2003 to replace the Revolving Facility.

Other Transactions

•	Sonic leases office space in Charlotte from a subsidiary of SFC for a majority of its headquarters personnel. Annual aggregate rent under this lease was approximately $411,324 in 2002.

•	Sonic rents various aircraft owned by SFC, subject to their availability, for business-related travel by Sonic executives. Sonic paid SFC an aggregate amount of approximately $1.2 million for the use of these aircraft during 2002.

•	Certain of Sonic’s dealerships purchase the Z-Max oil additive product from Oil Chem Research Company, a subsidiary of SMI, for resale to service customers of the dealerships in the ordinary course of business. Total purchases by Sonic dealerships either directly through Oil Chem or indirectly through an Oil Chem distributor totaled approximately $1,841,100 in 2002.

•	In 2002, Las Vegas Motor Speedway, a subsidiary of SMI, purchased a fleet of new vehicles from a Sonic dealership subsidiary for approximately $0.7 million.

•	Sonic and its dealerships frequently purchase apparel items (such as hats, shirts, jackets, etc.), which are screen- printed with Sonic and dealership logos, for its employees as part of internal marketing and sales promotions. Sonic and its dealerships purchase such items from several companies, including Speedway Systems, LLC, a company owned by SMI. Total purchases from Speedway Systems by Sonic and its dealerships totaled approximately $405,000 in 2002.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Sonic’s executive officers, directors and persons who own more than 10% of Sonic’s Voting Stock to file reports on ownership and changes in ownership with the SEC. Additionally, SEC regulations require that Sonic identify in its proxy statements any individuals for whom one of the referenced reports was not filed on a timely basis during the most recent fiscal year or prior fiscal years. To Sonic’s knowledge, based solely on review of reports furnished to it, all Section 16(a) filing requirements applicable to its executive officers, directors and more than 10% beneficial owners were complied with.

OTHER MATTERS

In the event that any matters other than those referred to in the accompanying Notice of Meeting should properly come before and be considered at the Annual Meeting, it is intended that proxies in the accompanying form will be voted thereon in accordance with the judgment of the person or persons voting such proxies.

APPENDIX A

SONIC AUTOMOTIVE, INC.

CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

AMENDED AND RESTATED OCTOBER 23, 2002

I.	Purpose

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities relating to the Company’s accounting policies, reporting policies, internal controls, compliance with legal and regulatory requirements, and the integrity of the Company’s financial reports. The Audit Committee’s primary duties and responsibilities are to:

•	Monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

•	Monitor the independence and performance of the Company’s independent auditors and internal auditing department.

•	Review the proposed form, quality and adequacy of the Company’s financial statements and disclosures included therein.

•	Provide an avenue of communication among the independent auditors, management, the internal auditing department and the Board of Directors.

•	Review areas of potential significant financial risk to the Company.

•	Report to the Board of Directors regarding each of the matters listed above.

The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company’s expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II.	Composition and Meetings

Audit Committee members shall meet the independence and experience requirements of the New York Stock Exchange (the “NYSE”), as in effect from time-to-time. The Audit Committee shall be comprised of three or more directors (the actual number of Audit Committee members shall be determined by the Board), each of whom shall be independent non-employee directors, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Audit Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and the Chairman of the Audit Committee shall have accounting or related financial management expertise. A director who meets the NYSE definition of “independence”, but who also holds twenty percent (20%) or more of the Company’s outstanding capital stock (or who is a general partner, controlling stockholder or officer of any such holder) cannot serve as Chairman, or be a voting member, of the Audit Committee.

Audit Committee members, and the Chairman of the Audit Committee, shall be appointed by the Board on the recommendation of the Nominating and Corporate Governance Committee. The Chairman shall meet the experience requirements of the NYSE.

No Audit Committee member may receive compensation, directly or indirectly, from the Company other than director’s fees. As used in this Audit Committee Charter, the term “director’s fees” includes normal fees (including equity-based awards) or reimbursement of expenses paid to directors for service on the Board of Directors or Committees thereof, or attendance at meetings thereof, which fees have previously been approved by the Board of Directors. In addition, no Audit Committee member may simultaneously serve on the Audit Committee of more than two (2) other public companies unless the Board of Directors shall affirmatively determine that such simultaneous service would not impair the ability of such member to effectively serve on the Company’s Audit Committee and the Company affirmatively discloses such determination in the Company’s annual proxy statement.

The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. One-third of the members, but not less than two, will constitute a quorum of the Audit Committee, and a majority of the members present at any meeting at which a quorum is present may act on behalf of the Audit Committee. The Audit Committee may meet by telephone or video conference, and may take action by unanimous written consent of its members.

The Audit Committee should meet privately in executive session at least quarterly with management, with the director of the internal auditing department, with the independent auditors, and as a committee to discuss any matters that the Audit Committee or any of these groups believe should be discussed. In addition, the Audit Committee, or at least its Chairman, should communicate with management and the independent auditors quarterly to review the Company’s financial statements and significant findings based upon the auditors’ limited review procedures.

III.	Responsibilities and Duties

1. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the auditors and shall have the sole authority to appoint the independent auditors, subject to shareholder ratification, or approve any discharge of auditors when circumstances warrant.

2. Review and reassess the adequacy of this Charter at least annually. Submit the charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

3. Review the Company’s annual audited financial statements, including disclosures in the Annual Report on Form 10-K under “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” prior to filing or distribution. Review should include discussion with management and the independent auditors of significant issues regarding accounting principles, practices, and judgments made in connection with the preparation of the Company’s financial statements, including an analysis of the effect on the financial statements of applying alternative methods under generally accepted accounting principles and a description of any transactions as to which management obtained letters prepared in accordance with AICPA Statement on Auditing Standards No. 50. Recommend, if appropriate, to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K.

4. Review with financial management and the independent auditors the Company’s quarterly financial results prior to the release of earnings and the Company’s quarterly financial statements (including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operation”) prior to filing or distribution, including the results of the independent auditors’ review of the quarterly financial statements. Discuss any significant changes to the Company’s accounting principles and any items required to be communicated by the independent auditors in accordance with AICPA Statement of Auditing Standards No. 61 (see Item 11 below). The Chairman of the Audit Committee may represent the entire Audit Committee for purposes of this review.

5. In consultation with management, the independent auditors, and the internal auditors, review the adequacy and effectiveness of the Company’s accounting and financial controls. Discuss significant financial risk exposures and the processes management has implemented to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and the internal auditing department together with management’s responses.

6. Discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

7. Review the appropriateness of the Company’s accounting policies, and the effect of regulatory and accounting initiatives as well as any off-balance sheet structures as they apply to the Company’s financial statements.

8. The Audit Committee shall review and pre-approve the audit services to be provided to the Corporation by the independent auditors, and shall review and approve the fees to be paid to the independent auditors for such audit services. The Audit Committee shall also review and pre-approve the retention of the independent auditors for any non-audit services to be provided to the Corporation, and shall review and approve the fees to be paid to the independent auditors for such non-audit services. The Audit Committee may delegate to one or more of its members the authority to pre-approve audit and non-audit services, and to approve the fees to be paid for such audit and non-audit services. The decision of any member of the Audit Committee to whom authority is delegated pursuant to the preceding sentence shall be presented to the full Audit Committee at its next meeting.

9. On at least an annual basis, the Audit Committee will discuss with the independent auditors: (a) the auditing firm’s internal quality-control procedures; (b) any material issues raised by the auditing firm’s most recent internal quality-control review, or peer review, of the auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five (5) years, respecting one or more independent audits carried out by the auditing firm, and any steps taken to deal with any such issues; and (c) all relationships between the independent auditing firm and the Company. The Audit Committee should discuss with the independent auditors any significant issues regarding the auditors’ qualifications, performance or independence. As to the issue of independence, the Audit Committee shall consider whether the provision of non-audit services is compatible with maintaining the auditors’ independence and take appropriate action to satisfy itself of the independence of the auditors. The Audit Committee shall present its conclusions with respect to the independent public auditors to the full Board of Directors.

10. Review the independent auditors’ audit plan—discuss scope, staffing, locations, reliance upon management, and internal audit and general audit approach. Review the experience and qualifications of the senior members of the independent auditors’ team and the quality control procedures of the independent auditors.

11. Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with AICPA Statement of Auditing Standards 61.

12. Consider the independent auditors’ judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting.

13. Establish clear guidelines for the Company’s hiring of employees or former employees of the independent auditors who were engaged on the Company’s account.

14. Review with the independent auditors any audit problems or difficulties that arise from the audits as well as management’s response thereto.

15. Review the budget, plan, changes in plan, activities, organizational structure, and qualifications of the internal audit department, as needed.

16. Review and concur in the appointment, performance, and replacement of the senior internal audit executive, and the structure of the internal audit staff.

17. Review significant reports prepared by the internal audit department together with management’s response and follow-up to these reports.

18. On at least an annual basis, review with the Company’s counsel any legal matters that could have a significant impact on the organization’s financial statements, and the Company’s compliance with applicable laws and regulations.

19. Review with management and the independent auditors any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company’s financial statements, internal controls or accounting policies.

20. Obtain from the independent auditors assurance that Section 10A of the Securities Exchange Act of 1934 has not been implicated.

21. Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company’s annual proxy statement.

22. Annually prepare a performance evaluation of the Audit Committee, and report the findings of such evaluation to the Nominating and Corporate Governance Committee of the Board of Directors.

23. Perform any other activities consistent with this Charter, the Company’s by-laws, and governing law, as the Audit Committee or the Board deems necessary or appropriate.

24. Maintain minutes of meetings and circulate such minutes to the entire Board of Directors.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to (i) prepare the financial statements or to certify that the Company’s financial statements are complete and accurate and are prepared in accordance with generally accepted accounting principles, or (ii) audit the financial statements or guarantee the report of the independent auditors as to the Company’s financial statements. These are the responsibilities of management and the independent auditors, respectively.

Appendix B

SONIC AUTOMOTIVE, INC.

1997 STOCK OPTION PLAN

Amended and Restated as of April 22, 2003

1.    Purposes of Plan.    The purposes of the Plan, which shall be known as the Sonic Automotive, Inc. 1997 Stock Option Plan and is hereinafter referred to as the “Plan”, are (i) to provide incentives for key employees, directors, consultants and other individuals providing services to Sonic Automotive, Inc. (the “Company”) and its subsidiaries and other related entities (each of which is referred to herein as a “Subsidiary”) by encouraging their ownership of the Class A Common Stock, $.01 par value per share, of the Company (the “Stock”) and (ii) to aid the Company in retaining such key employees, directors, consultants and other individuals upon whose efforts the Company’s success and future growth depends, and attracting other such employees, directors, consultants and other individuals.

2.    Administration.    The Plan shall be administered by a committee of the Board of Directors of the Company or subcommittee thereof (the “Committee”). The Committee shall be appointed from time to time by the Board of Directors of the Company (the “Board of Directors”) and shall consist of not fewer than two of its members. In the event that no such Committee exists or is appointed, then the powers to be exercised by the Committee hereunder shall be exercised by the Board of Directors.

For purposes of administration, the Committee, subject to the terms of the Plan, shall have plenary authority to establish such rules and regulations, to make such determinations and interpretations, and to take such other administrative actions, as it deems necessary or advisable. All determinations and interpretations made by the Committee shall be final, conclusive and binding on all persons, including those granted options hereunder (“Optionees”) and their legal representatives and beneficiaries.

Notwithstanding any other provisions of the Plan, the Committee may impose such conditions on any options as may be required to satisfy the requirements of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Act”) or Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Committee shall hold its meetings at such times and places as it may determine. A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination reduced to writing and signed by all members shall be as effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a secretary (who need not be a member of the Committee). No member of the Committee shall be liable for any act or omission with respect to his service on the Committee, if he acts in good faith and in a manner he reasonably believes to be in or not opposed to the best interests of the Company.

3.    Stock Available for Options.    There shall be available for options under the Plan a total of Nine Million (9,000,000) shares of Stock, subject to any adjustments which may be made pursuant to Section 5(f) hereof. Shares of Stock used for purposes of the Plan may be either authorized and unissued shares, or previously issued shares held in the treasury of the Company, or both. Shares of Stock covered by options which have terminated or expired prior to exercise, or which have been tendered as payment upon exercise of other options pursuant to Section 5(c), shall be available for further option grants hereunder.

4.    Eligibility.    Options under the Plan may be granted to key employees of the Company or any Subsidiary, including officers or directors of the Company or any Subsidiary, and to consultants and other individuals providing services to the Company or any Subsidiary. On and after June 5, 2000, options may no longer be granted under this Plan to “non-employee directors” within the meaning of Rule 16b-3 of the Act. Options may be granted to eligible persons whether or not they hold or have held options previously granted under the Plan or otherwise granted or assumed by the Company; provided, however, that the maximum number of shares of Stock with respect to which options may be granted under the Plan to any person during any calendar year shall be 500,000 shares of Stock (subject to adjustment in the same manner as provided in Section 5(f) with respect to shares of Stock subject to options then outstanding). In selecting recipients for options, the Committee may take into consideration any factors it may deem relevant, including its estimate of the individual’s present and potential contributions to the success of the Company and its Subsidiaries. Service as a director, officer or consultant of or to the

Company or any Subsidiary shall be considered employment for purposes of the Plan (and the period of such service shall be considered the period of employment for purposes of Section 5(d) of the Plan); provided, however, that incentive stock options may be granted under the Plan only to an individual who is an “employee” (as such term is used in Section 422 of the Code) of the Company or a Subsidiary which constitutes a “subsidiary corporation” within the meaning of Section 424(f) of the Code.

5.    Terms and Conditions of Options.    The Committee shall, in its discretion, prescribe the terms and conditions of the options to be granted hereunder, which terms and conditions need not be the same in each case, subject to the following:

(a)  Option Price.    The price at which each share of Stock may be purchased upon exercise of an option granted under the Plan shall be determined by the Committee in its discretion, but shall not be less than the fair market value per share of Stock on the date of grant of the option. In the case of any option intended to be an incentive stock option granted to an individual owning (directly or by attribution as provided in Section 424(d) of the Code), on the date of grant, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary (which individual shall hereinafter be referred to as a “10% Stockholder”), the price at which each share of Stock may be purchased upon exercise of the option shall not be less than 110% of the fair market value per share of Stock on the date of grant of the option. The date of the grant of an option shall be the date specified by the Committee in its grant of the option. Except as otherwise provided in Section 5(f) of this Plan, the option price of an outstanding option under this Plan may not be repriced. Notwithstanding the foregoing, an option may be granted with an exercise price lower than that set forth above if such option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

For purposes of this Section 5(a), “fair market value” shall mean the last sale price regular way on the last trading day prior to the date of option grant, or, in case no sales take place on such date, the average of the closing high bid and low asked prices regular way, in either case on the principal national securities exchange on which the Stock is listed or admitted to trading, or if the Stock is not listed or admitted to trading on any national securities exchange, the last sale price reported on the National Market System of the National Association of Securities Dealers Automated Quotation system (“NASDAQ”) on such date, or the average of the closing high bid and low asked prices of the Stock in the over-the-counter market reported on NASDAQ on such date, as furnished to the Committee by any New York Stock Exchange member selected from time to time by the Committee for such purpose. If there is no bid or asked price reported on any such date, the fair market value shall be determined by the Committee in accordance with the regulations promulgated under Section 2031 of the Code, or by any other appropriate method selected by the Committee.

(b)  Option Period.    The period for exercise of an option shall be determined by the Committee in its discretion but in no event shall the exercise period be more than ten years from the date of grant, or in the case of an option intended to be an incentive stock option granted to a 10% Stockholder, more than five years from the date of grant. Options may, in the discretion of the Committee, be made exercisable in installments during the option period. Any shares not purchased on any applicable installment date may be purchased thereafter at any time before the expiration of the option period, subject to Section 5(d) below.

(c)  Exercise of Options.    In order to exercise an option, the Optionee shall deliver to the Company written notice specifying the number of shares of Stock to be purchased, together with full payment of the purchase price therefor; provided that, for the purpose of assisting an Optionee to exercise an option, the Company may make loans to the Optionee or guarantee loans made by third parties to the Optionee, on such terms and conditions as the Board of Directors may authorize. The purchase price may be paid in (i) cash (or a certified or bank cashier’s check payable to the order of the Company); (ii) shares of Stock owned by the Optionee, (iii) nonstatutory options granted under the Plan and held by the Optionee (provided, however, that the purchase price of Stock acquired under an incentive stock option may not be paid in options); or (iv) any combination of the foregoing methods. Shares of Stock tendered in payment on the exercise of an option shall be valued at their fair market value determined as described in Section 5(a) above, provided that the date of determination shall be the date of exercise. The fair market value of options tendered in payment upon exercise of other options shall be the fair market value of the underlying Stock, determined as aforesaid, less the total exercise price of the options. In addition, at the request of the Optionee, and subject to applicable laws and regulations, the Company may (but shall not be required to) cooperate in a “cashless exercise” of an option (i.e., the assignment to the Company of the proceeds from a sale of Stock acquired upon exercise of the option or from the proceeds of a loan from a brokerage firm). If the Optionee so requests, shares of Stock purchased upon exercise of an option may be issued in the name of the Optionee or another person. An Optionee shall have none of the rights of a stockholder until the shares of Stock are issued to him.

(d)  Effect of Termination of Employment.

(i)  An option may not be exercised after the Optionee has ceased to be in the employ of the Company or any Subsidiary for any reason other than the Optionee’s death, Disability or Involuntary Termination Without Cause. A cessation of employment, for purposes of incentive stock options only, shall be deemed to occur on the ninety-first day of a leave of absence unless the Optionee’s reemployment rights are guaranteed by law or by contract. “Cause” shall mean any act, action or series of acts or actions or any omission, omissions, or series of omissions which result in, or which have the effect of resulting in, (i) the commission of a crime by the Optionee involving moral turpitude, which crime has a material adverse impact on the Company or any Subsidiary or which is intended to result in the personal enrichment of the Optionee at the expense of the Company or one of its Subsidiaries, (ii) a material violation of the Optionee’s responsibilities, or the Optionee’s gross negligence or willful misconduct, or (iii) the continuous, willful failure of the person in question to follow the reasonable directives of the Board of Directors. “Disability” shall mean the inability or failure of a person to perform those duties for the Company or any Subsidiary traditionally assigned to and performed by such person because of the person’s then-existing physical or mental condition, impairment or incapacity. The fact of disability shall be determined by the Committee, which may consider such evidence as it considers desirable under the circumstances, the determination of which shall be final and binding upon all parties. “Involuntary Termination Without Cause” shall mean either (i) the dismissal of, or the request for the resignation of, a person, by court order, order of any court-appointed liquidator or trustee of the Company, or the order or request of any creditors’ committee of the Company constituted under the federal bankruptcy laws, provided that such order or request contains no specific reference to Cause; or (ii) the dismissal of, or the request for the resignation of, a person, by a duly constituted corporate officer of the Company or any Subsidiary, or by the Board, for any reason other than for Cause.

(ii)  During the three months after the date of the Optionee’s Involuntary Termination Without Cause, the Optionee shall have the right to exercise the options granted under the Plan, but only to the extent the options were exercisable on the date of the cessation of the Optionee’s employment.

(iii)  During the twelve months after the Optionee’s employment with the Company or any Subsidiary ceases as a result of the Optionee’s Disability, the Optionee shall have the right to exercise the options granted under the Plan, but only to the extent the options were exercisable on the date of the cessation of the Optionee’s employment.

(iv)  In the event of the death of the Optionee while employed or, in the event of the death of the Optionee after cessation of employment described in subparagraph (ii) or (iii), above, but within the three-month or twelve-month period described in subparagraph (ii) or (iii), above, the options granted under the Plan shall be exercisable until the expiration of twelve months following the Optionee’s death, but only to the extent the option was exercisable on the date of the cessation of the Optionee’s employment. During such extended period, the option may be exercised by the person or persons to whom the deceased Optionee’s rights under the Option Agreement shall pass by will or by the laws of descent and distribution. The provisions of this subparagraph (iv) shall apply to any outstanding options which are incentive stock options to the extent permitted by Sections 421 and 422(d) of the Code and such outstanding options in excess thereof shall, immediately upon the death of the Optionee, be treated for all purposes of the Plan as nonstatutory stock options and shall be exercisable as such as provided in this subparagraph (iv).

In no event shall any option be exercisable beyond the applicable exercise period determined pursuant to Section 5(b) of the Plan. Nothing in the Plan or in any option granted pursuant to the Plan (in the absence of an express provision to the contrary) shall confer on any individual any right to continue in the employ of the Company or any Subsidiary or interfere in any way with the right of the Company or Subsidiary to terminate his employment at any time.

(e)  Nontransferability of Options.    Except as otherwise set forth herein, during the lifetime of an Optionee, options held by such Optionee shall be exercisable only by him, and no option shall be transferable other than by will or the laws of descent and distribution. Notwithstanding the foregoing, the Committee, in its absolute discretion, may grant nonstatutory stock options that may be transferred without consideration, in whole or in part, by the Optionee to (i) the Optionee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, or any person sharing the Optionee’s household (other than a tenant or employee) (“Family Members”); (ii) a trust in which Family Members have more than 50% of the beneficial interest; (iii) a foundation in which Family Members (or the Optionee) control the management of assets; or (iv) any other entity in which Family Members (or the Optionee) own more than 50% of the voting interests. In all cases, the Committee must be notified in advance in writing of the terms of any proposed transfer to a permitted transferee and such transfers may occur only with the consent of and subject to the rules and conditions imposed by the Committee. The transferee and the transferred options shall continue to be subject to the same terms and conditions as were applicable immediately prior to the transfer. The provisions of the Plan, including, but not limited to, those set forth in Section 5(b) and (d), shall continue to apply with respect to the Optionee and the option shall be exercisable by the transferee only to the extent and for the periods specified herein and in any applicable option agreement. To the extent required by applicable law, the Optionee shall remain subject to withholding taxes upon exercise of any transferred option by the transferee.

(f)  Adjustments for Change in Stock Subject to Plan.    In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering or any other change in the corporate structure or shares of the Company, unless the Committee should determine otherwise, corresponding adjustments automatically shall be made to the number and kind of shares available for issuance under this Plan, the number and kind of shares covered by outstanding options under this Plan, and the exercise price per share for outstanding options. In addition, the Committee may make such other adjustments as it determines to be equitable.

(g)  Acceleration of Exercisability of Options Upon Occurrence of Certain Events.    In connection with any merger or consolidation in which the Company is not the surviving corporation and which results in the holders of the outstanding voting securities of the Company (determined immediately prior to such merger or consolidation) owning less than a majority of the outstanding voting securities of the surviving corporation (determined immediately following such merger or consolidation), or any sale or transfer by the Company of all or substantially all of its assets or any tender offer or exchange offer for or the acquisition, directly or indirectly, by any person or group of all or a majority of the then-outstanding voting securities of the Company, all outstanding options under the Plan shall become exercisable in full, notwithstanding any other provision of the Plan or of any outstanding options granted thereunder, on and after (i) the fifteenth day prior to the effective date of such merger, consolidation, sale, transfer or acquisition or (ii) the date of commencement of such tender offer or exchange offer, as the case may be. The provisions of the foregoing sentence shall apply to any outstanding options which are incentive stock options to the extent permitted by Section 422(d) of the Code and such outstanding options in excess thereof shall, immediately upon the occurrence of the event described in clause (i) or (ii) of the foregoing sentence, be treated for all purposes of the Plan as nonstatutory stock options and shall be immediately exercisable as such as provided in the foregoing sentence. Notwithstanding the foregoing, in no event shall any option be exercisable after the date of termination of the exercise period of such option determined pursuant to Sections 5(b) and 5(d).

(h)  Registration, Listing and Qualification of Shares of Stock.    Each option shall be subject to the requirement that if at any time the Board of Directors shall determine that the registration, listing or qualification of shares of Stock covered thereby upon any securities exchange or under any federal or state law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such option or the purchase of shares of Stock thereunder, no such option may be exercised unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board of Directors. The Company may require that any person exercising an option shall make such representations and agreements and furnish such information as it deems appropriate to assure compliance with the foregoing or any other applicable legal requirement.

(i)  Other Terms and Conditions.    The Committee may impose such other terms and conditions, not inconsistent with the terms hereof, on the grant or exercise of options, as it deems advisable.

(j)  Reload Options.    If upon the exercise of an option granted under the Plan (the “Original Option”) the Optionee pays the purchase price for the Original Option pursuant to Section 5(c) in whole or in part in shares of Stock owned by the Optionee for at least six months, the Company shall grant to the Optionee on the date of such exercise an additional option under the Plan (the “Reload Option”) to purchase that number of shares of Stock equal to the number of shares of Stock so held for at least six months transferred to the Company in payment of the purchase price in the exercise of the Original Option. The price at which each share of Stock covered by the Reload Option may be purchased shall be the market value per share of Stock (as specified in Section 5(c)) on the date of exercise of the Original Option. The Reload Option shall not be exercisable until one year after the date the Reload Option is granted or after the expiration date of the Original Option. Upon the payment of the purchase price for a Reload Option granted hereunder in whole or in part in shares of Stock held for more than six months pursuant to Section 5(c), the Optionee is entitled to receive a further Reload Option in accordance with this Section 5(j). Shares of Stock covered by a Reload Option shall not reduce the number of shares of Stock available under the Plan pursuant to Section 3.

6.    Additional Provisions Applicable to Incentive Stock Options.    The Committee may, in its discretion, grant options under the Plan which constitute “incentive stock options” within the meaning of Section 422 of the Code to eligible employees of the Company and its “subsidiary corporations” within the meaning of Section 424(f) of the Code, provided, however, that the aggregate market value of the Stock (determined as of the date the incentive stock option is granted) with respect to which incentive stock options are exercisable for the first time by the Optionee during any calendar year shall not exceed $100,000 or such other limitation set forth in Section 422(d) of the Code.

7.    Effectiveness of Plan.    The Plan became effective when it was adopted and approved by the Board of Directors and the stockholders of the Company on October 9, 1997. The Plan has since been amended and restated a number of times. This amendment and restatement of the Plan shall be effective as of April 22, 2003, subject to approval by the stockholders of the Company at the 2003 Annual Meeting of Stockholders of the increase in the number of shares of Stock reserved for issuance under the Plan as reflected in Section 3.

8.    Amendment and Termination.    The Board of Directors may at any time amend the Plan or the terms of any option outstanding under the Plan; provided, however, that, except as contemplated in Section 5(f), the Board of Directors shall not, without approval by a majority of the votes cast by the stockholders of the Company at a meeting of stockholders at which a proposal to amend the Plan is voted upon, (i) increase the maximum number of shares of Stock for which options may be granted under the Plan, or (ii) except as otherwise provided in the Plan, amend the requirements as to the class of employees eligible to receive options. The Board of Directors may terminate the Plan at any time. Unless the Plan shall theretofore have been terminated, the Plan shall terminate, and no option shall be granted hereunder after, October 9, 2007. No amendment or termination of the Plan or any option outstanding under the Plan may, without the consent of an Optionee, adversely affect the rights of such Optionee under any option held by such Optionee.

9.    Withholding.    It shall be a condition to the obligation of the Company to issue shares of Stock upon exercise of an option that the Optionee (or any beneficiary or person entitled to act under Section 5(d) hereof) remit to the Company, or make arrangements satisfactory to the Company to pay through payroll withholding or otherwise, such amount as may be requested by the Company to meet any federal, state or local tax withholding obligations with respect to such exercise. If the amount requested is not paid, the Company may refuse to issue such shares of Stock.

10.    Other Actions.    Nothing contained in the Plan shall be construed to limit the authority of the Company to exercise its corporate rights and powers, including, but not by way of limitation, the right of the Company to grant or assume options for proper corporate purposes other than under the Plan with respect to any employee or other person, firm, corporation or association.

Appendix C

SONIC AUTOMOTIVE, INC.

P R O X Y

Charlotte, North Carolina

[THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SONIC AUTOMOTIVE, INC.]

The undersigned hereby appoints Mr. B. Scott Smith and Mr. William I. Belk as proxies, each with the power to appoint his Substitute, and hereby authorizes them to represent and vote, as designated below, all shares of the Voting Stock of Sonic Automotive, Inc. held of record by the undersigned on February 28, 2003, at the Annual Meeting of Stockholders to be held on April 22, 2003 or any adjournment thereof.

The Board of Directors recommends a vote “FOR ALL” nominees in Item 1 and “FOR” Items 2 and 3.

1.	ELECTION OF DIRECTORS

Nominees:  O. Bruton Smith, Jeffrey C. Rachor, William R. Brooks and Thomas P. Capo (Mark only one of the following boxes.)

☐ VOTE FOR ALL nominees listed above, except vote withheld as to the following nominee (if any):	☐ VOTE WITHHELD as to all nominees

2.	APPROVAL OF AMENDMENT OF THE SONIC AUTOMOTIVE, INC. 1997 STOCK OPTION PLAN
☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT ACCOUNTANTS
☐ FOR	☐ AGAINST	☐ ABSTAIN

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

PLEASE MARK, SIGN BELOW, DATE AND RETURN THIS

PROXY PROMPTLY IN THE ENVELOPE FURNISHED.

Please sign exactly as name appears below.

When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Class A Common Stock Shares:

Class B Common Stock Shares:

Dated:                                                                           , 2003

Signature:

    Printed Name:

Signature, if held jointly:

    Printed Name:

☐	Please mark here if you intend to attend the Meeting of Stockholders.